Exhibit 5.1

[Letterhead of Shearman & Sterling LLP]

January 31, 2011

The Board of Directors

Quest Diagnostics Incorporated

3 Giralda Farms

Madison, New Jersey 07940

Ladies and Gentlemen:

We have acted as counsel to Quest Diagnostics Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a post-effective amendment No. 1 to the Company’s registration statement on Form S-3 (File No. 333-167603) filed with the Securities and Exchange Commission on January 31, 2011 (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) relating to the offering from time to time, pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), by SB Holdings Capital Inc. (the “Selling Stockholder”), of 30,755,151 shares of the Company’s common stock, par value $.01 per share (the “Shares”). The offering of the Shares will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus.

In that connection, we have reviewed originals or copies of the following:

(a)             The Registration Statement.

(b)             The Prospectus.

(c)             The restated certificate of incorporation of the Company, as amended through May 4, 2006, and the amended and restated by-laws of the Company, as amended through October 7, 2010.

(d)            Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and the Selling Stockholder and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the documents, and otherwise for the purpose of this opinion, we have assumed:

(a)            The genuineness of all signatures.

(b)             The authenticity of the originals of the documents submitted to us.

(c)             The conformity to authentic originals of any documents submitted to us as copies.

(d)             As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company and the Selling Stockholder.

We have not independently established the validity of the foregoing assumptions.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Shearman & Sterling LLP